Exhibit 99.1

News Release

For Immediate Release	http://www.ball.com
Investor Contact: Ann. T. Scott	303-460-3537, ascott@ball.com
Media Contact: Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Announces Improved 2004 Earnings

BROOMFIELD, Colo., Jan. 27, 2005—Ball Corporation [NYSE:BLL] today reported 2004 results that included record net earnings of $295.6 million, or $2.60 per diluted share, on record sales of $5.44 billion, compared to the previous highs set in 2003 of $229.9 million, or $2.01 per diluted share, on sales of $4.98 billion.

        The 2004 results include an after-tax gain of $9.5 million, or 8 cents per diluted share, related primarily to China business consolidation activities that were concluded during the third and fourth quarters except for some final tax matters expected to be completed in 2005. Also in the fourth quarter, Ball recognized a $15.2 million provision (13 cents per diluted share) for doubtful accounts in a minority-owned beverage can manufacturing joint venture in China. Full year 2003 results included a net charge of $7.6 million after tax, or seven cents per diluted share, for debt refinancing costs and business consolidation activities.

        Fourth quarter 2004 net earnings were $56.4 million, or 50 cents per diluted share, on sales of $1.26 billion, compared to $55.3 million, or 49 cents per diluted share, on sales of $1.19 billion in the fourth quarter of 2003.

         R. David Hoover, chief executive officer, said growth in all of the company’s segments contributed to the record sales in 2004. He said earnings improved in both of the company’s packaging segments while the aerospace and technologies segment had the second highest earnings in its history, missing 2003’s record results by approximately $1 million.

        “Ball celebrates its 125th anniversary in 2005 and it is gratifying to reach this milestone with much momentum from back-to-back record years,” Hoover said. “We do not, however, intend to rest on our accomplishments. We have opportunities to grow and improve our existing operations and explore acquisition possibilities, and we will continue to do both.”

North American Packaging Segment

        North American packaging segment results in 2004 were operating earnings of $335 million on sales of $3.54 billion, compared to $282.9 million on sales of $3.31 billion in 2003. For the fourth quarter, operating earnings were $75.5 million on sales of $823.2 million, compared to $63.7 million on sales of $790 million in 2003.

        Annual sales revenues in the segment increased in all three product areas—metal beverage containers, metal food containers and plastic containers—with the largest increase coming in metal food containers where sales were boosted by the acquisition in March of what had been a joint venture manufacturing operation in California.

        “Operating earnings in the segment improved in 2004 after having dropped in 2003 from the 2002 level,” Hoover said. “We are pleased by this rebound to more acceptable results. Improvement in food cans, after a couple of years of poor performance while we brought on manufacturing upgrades, was an important contributor, as was the acquisition of the plant in California and our numerous initiatives throughout the segment to control costs while delivering the highest quality containers to our customers.

        “Sales of beverage cans in other than the traditional 12-ounce size also contributed to improvement in this segment in 2004, and we are converting a standard 12-ounce line in our Golden, Colorado, plant to the production of 24-ounce cans to further serve our customers’ growing requirements for custom cans,” Hoover said.

International Packaging Segment

        Full year results from the international packaging segment were operating earnings of $198 million on sales of $1.25 billion, compared to $158.6 million on sales of $1.13 billion in 2003. For the fourth quarter, operating earnings were $43.3 million on sales of $278.5 million, compared to $35.3 million on sales of $251.6 million a year earlier. Operating earnings for the full year and in the fourth quarter of 2004 include gains of $13.7 million and $7.8 million, respectively, related to China business consolidation activities (see note 1 to the accompanying condensed financial statements).

        “Operations in both China and Europe contributed to the sales and earnings growth in the international packaging segment,” Hoover said. “The restructuring work we have done in China and which is now essentially complete has resulted in a better sized and better organized business. Ball Packaging Europe showed improvement over a very good 2003 due in part to careful cost management. The strong euro gave a significant boost to results from Europe in 2004.

        “Work is progressing on our new beverage can plant in Belgrade and it should be operational around mid-year. We are making some major changes to our beverage can manufacturing plant in Oss, the Netherlands, including converting a line from steel to aluminum. In China we are seeing growth in demand for beverage cans for the first time in several years. Our joint venture in Brazil had a very strong quarter that included records for production efficiency and low spoilage,” Hoover said.

Aerospace and Technologies Segment

        Aerospace and technologies segment sales were a record $653 million, up 22.1 percent over the previous record of $534.9 million in 2003. Operating earnings were $48.7 million in 2004, compared to a record $49.5 million in 2003. For the quarter, operating earnings were $13.9 million on sales of $161.1 million, compared to $11.8 million on sales of $151.9 million in the fourth quarter of 2003.

        “Margins improved to over 8 percent in the fourth quarter of 2004, compared to 7 percent margins through the first three quarters, as we began to move further into several large contracted programs and as we worked out performance issues on some challenging programs,” Hoover said. “This margin improvement is resulting from a disciplined process orientation we are working to engrain in all facets of program performance in the aerospace segment.”

        On January 12, NASA launched its Deep Impact mission to rendezvous with and impact the nucleus of comet Temple 1. Deep Impact was built by Ball and is the company’s first deep space mission. It will travel six months and more than 280 million miles before one part of the spacecraft impacts with the comet on July 4th while the other part of the spacecraft makes observations and transmits data to Earth.

        “This important mission will help scientists better understand the origins of the solar system. It is a technically challenging mission that demonstrates the incredible capabilities of Ball Aerospace,” Hoover said.

Outlook

        “We ended 2004 with a lot of positive momentum,” Hoover said. “Although there were five fewer accounting days in the fourth quarter, we improved over the fourth quarter of 2003. The strong finish not only helped to make 2004 a record, but also to set a high standard for future years.

        “There is no doubt that some customer pre-buying of packaging products in the fourth quarter in advance of 2005 price increases contributed to fourth quarter results, and some of that will be at the expense of 2005,” Hoover said. “Our long-term goal remains to increase earnings per diluted share by an average of 10 to 15 percent per year over time, and we currently believe that 2005 has the potential to be another record year for Ball Corporation.

        “We need to manage our cost picture in packaging, continue to stress those actions that should lead to margin improvement in aerospace, and manage all of our operations with a hard edge,” Hoover said. “Most important, we need to keep working hard to try to ensure our customers’ success.”

        Raymond J. Seabrook, chief financial officer, said that free cash flow has been approximately $350 million annually in each of the past two years, but that he expects it to be lower in 2005 as capital spending increases to fund high return projects in Ball’s best performing businesses.

        “We will be making larger investments in our best businesses where we expect to earn returns in excess of our cost of capital,” Seabrook said. “These include the plant in Belgrade, beverage can and end line reconfigurations at plants in North America and Europe, and expansion and improvement of aerospace facilities to accommodate the growth in that business.

        “That means more of our operating cash flow will be used for capital projects in 2005 than in 2004. We expect capital spending to be in the neighborhood of $300 million,” Seabrook said. “We also expect to repurchase between $150 million and $175 million of our stock in 2005. Having paid down debt and increased cash by a total of $536 million over the last two years, we have achieved what we believe is a very manageable debt level and do not expect to make further large debt reductions in 2005.”

        Ball Corporation is a supplier of high-quality metal and plastic packaging products to the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial markets. Ball employs approximately 14,000 people worldwide.

Conference Call Information

Ball Corporation [NYSE:BLL] will hold its regular quarterly conference call on the company’s results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 888-391-0235. International callers should dial 646-862-1155. For those unable to listen to the live call, a taped rebroadcast will be available until 11 p.m. Mountain Time on Feb. 3, 2005. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21219416 as the reservation number.
        To listen to the call via Web cast, please use the following URL for the live call and for replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=989918
A written transcript of the call will also be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements

The information in this news release contains “forward-looking” statements and other statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of same and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission, especially in Exhibit 99.2 in the most recent Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand; availability and cost of raw materials, particularly resin, steel, aluminum and energy, and the ability to pass on to customers changes in these costs; competitive packaging material availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; the German mandatory deposit or other restrictive packaging laws; changes in major customer contracts or loss of a major customer; international business risks, including foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting on earnings. Factors that might affect aerospace segment include: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with segment contracts. Factors that could affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures and associated integration activities; regulatory action or laws including environmental and workplace safety; governmental investigations; goodwill impairment; antitrust and other litigation; strikes; boycotts; increases in employee benefits and labor costs; rates of return projected and earned on assets of the company’s defined benefit retirement plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits of our financial statements or internal controls over financial reporting.

2/05                                                                                          # # #

Condensed Financials (Year ended December 2004)

Unaudited Statements of Consolidated Earnings

	Three months ended December 31,		Year ended December 31,
($ in millions, except per share amounts)	2004	2003	2004	2003

Net sales (Note 1)	$1,262.8	$1,193.5	$5,440.2	$4,977.0

Costs and expenses
Cost of sales (excluding depreciation and
amortization)	1,031.1	986.1	4,433.5	4,080.2
Business consolidation gains
(Notes 1 and 2)	(8.5)	(1.6)	(15.2)	(3.7)
Depreciation and amortization	52.4	54.2	215.1	205.5
Selling and administrative	66.1	52.4	267.9	234.2

	1,141.1	1,091.1	4,901.3	4,516.2

Earnings before interest and taxes (Note 1)	121.7	102.4	538.9	460.8

Interest expense before debt refinancing	(24.7)	(29.6)	(103.7)	(125.9)
costs
Debt refinancing costs (Note 2)	--	--	--	(15.2)

Total interest expense	(24.7)	(29.6)	(103.7)	(141.1)
Tax provision	(30.6)	(21.8)	(139.2)	(100.1)
Minority interests	(0.2)	(0.3)	(1.0)	(1.0)
Equity in results of affiliates (Note 3)	(9.8)	4.6	0.6	11.3

Net earnings	$56.4	$55.3	$295.6	$229.9

Earnings per share (a):
Basic	$0.51	$0.50	$2.67	$2.06
Diluted	$0.50	$0.49	$2.60	$2.01

Weighted average shares outstanding (000's) (a):
Basic	110,657	111,276	110,846	111,710
Diluted	113,706	113,849	113,790	114,275

(a)     Per share and share amounts have been retroactively restated for the two-for-one stock split on August 23, 2004.

Condensed Financials (Year ended December 2004)

Unaudited Statements of Consolidated Cash Flows

	Three months ended December 31,		Year ended December 31,
($ in millions)	2004	2003	2004	2003
Cash Flows From Operating Activities:
Net earnings	$56.4	$55.3	$295.6	$229.9
Depreciation and amortization	52.4	54.2	215.1	205.5
Change in working capital	116.8	237.8	7.1	39.2
Withholding tax payment related to acquisition
(Note 4)	--	--	--	(138.3)
Other	18.5	(21.5)	18.1	27.7

	244.1	325.8	535.9	364.0

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(96.1)	(38.7)	(196.0)	(137.2)
Business acquisitions	(0.2)	--	(30.2)	(28.0)
Purchase price adjustment	--	8.7	--	39.8
Other	4.6	8.7	3.6	1.6

	(91.7)	(21.3)	(222.6)	(123.8)

Cash Flows From Financing Activities:
Net change in borrowings	(6.9)	(321.1)	(65.3)	(393.7)
Dividends	(11.1)	(8.4)	(38.9)	(26.8)
Purchase of common stock, net	(6.5)	3.0	(50.0)	(27.9)
Other	(0.5)	(0.5)	(0.9)	(15.5)

	(25.0)	(327.0)	(155.1)	(463.9)

Effect of exchange rate changes on cash	3.5	0.6	4.0	1.0
Increase (decrease) in cash	130.9	(21.9)	162.2	(222.7)
Cash-beginning of period	67.8	58.4	36.5	259.2

Cash-end of period	$198.7	$36.5	$198.7	$36.5

Condensed Financials (Year ended December 2004)

Unaudited Consolidated Balance Sheets

($ in millions)	December 31, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$198.7	$36.5
Receivables, net	346.8	250.1
Inventories, net	629.5	546.2
Deferred taxes and prepaid expenses	70.6	90.7

Total current assets	1,245.6	923.5
Property, plant and equipment, net	1,532.4	1,471.1
Goodwill	1,410.0	1,336.9
Other assets	289.7	338.1

Total assets	$4,477.7	$4,069.6

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$123.0	$107.6
Payables and accrued liabilities	873.3	753.5

Total current liabilities	996.3	861.1
Long-term debt	1,537.7	1,579.3
Other liabilities and minority interests	857.1	821.4
Shareholders' equity	1,086.6	807.8

Total liabilities and shareholders' equity	$4,477.7	$4,069.6

Notes to Condensed Financials (Year ended December 2004)

	Three months ended December 31,		Year ended December 31,
($ in millions)	2004	2003	2004	2003
1. Business Segment Information Sales–
North American packaging–
Metal beverage	$539.2	$553.1	$2,360.6	$2,292.2
Metal food	190.6	150.1	777.5	646.2
Plastic containers	93.4	86.8	401.0	376.0

	823.2	790.0	3,539.1	3,314.4

International packaging–
Europe metal beverage	248.7	223.7	1,105.4	1,007.0
Asia metal beverage and plastic containers	29.8	27.9	142.7	120.7

	278.5	251.6	1,248.1	1,127.7

Aerospace and technologies–	161.1	151.9	653.0	534.9

Consolidated net sales	$1,262.8	$1,193.5	$5,440.2	$4,977.0

Earnings before interest and taxes (A)–
North American packaging	$75.5	$63.7	$335.0	$282.9
International packaging	43.3	35.3	198.0	158.6
Aerospace and technologies	13.9	11.8	48.7	49.5

Segment earnings before interest and taxes	132.7	110.8	581.7	491.0
Undistributed corporate costs	(11.0)	(8.4)	(42.8)	(30.2)

Earnings before interest and taxes	$121.7	$102.4	$538.9	$460.8

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
(A) Includes the following business consolidation
gains:
North American packaging	$0.3	$1.6	$1.1	$0.2
International packaging	7.8	--	13.7	3.3
Aerospace and technologies	0.4	--	0.4	0.2

	$8.5	$1.6	$15.2	$3.7

2.  Business Consolidation Activities and Debt Refinancing Costs

Business Consolidation Gains–

In the fourth quarter of 2004, the company recorded $8.5 million of earnings ($5.3 million after tax) related to the recovery of amounts previously expensed as part of a business consolidation charge taken in a prior period. In China, $7.8 million of costs expected to be incurred were avoided and as a result have been included in income. All business consolidation activities have been completed in China with the exception of several tax clearances. We expect to obtain the appropriate tax clearances from the Peoples Republic of China (“PRC”) tax authorities in 2005. Also in the fourth quarter, $0.4 million of income related to aerospace consolidation activities and $0.3 million of income related to a prior year metal food container plant closure were recorded.

Through the first three quarters of 2004, $6.7 million of earnings ($4.2 million after tax) was recorded in business consolidation gains. In China, proceeds of $6.0 million primarily on asset dispositions were higher than expected and the relocation of the U.S. plastic packaging operations from Atlanta to Colorado cost $0.7 million less than planned.

In the fourth quarter of 2003, the company recorded $1.6 million of earnings ($1.0 million after tax) related to the completion of a prior year beverage can plant closure.

Through the first three quarters for 2003, the company recorded $2.1 million of earnings ($1.3 million after tax) related to gains on the completion of China and Aerospace consolidation activities commenced in 2001, offset by a charge to close a metal food container plant.

Debt Refinancing Costs–

In the third quarter of 2003, the company used proceeds from a $250 million privately placed addition to its existing 6.875% senior notes due December 2012 to redeem its 8.25% senior subordinated notes that were due in 2008. This debt redemption resulted in a third quarter after-tax charge of approximately $9.9 million for refinancing the higher interest debt.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended December 31,		Twelve months ended December 31,
($ in millions, except per share amounts)	2004	2003	2004	2003

Net earnings as reported	$56.4	$55.3	$295.6	$229.9
Business consolidation gains, net of tax	(5.3)	(1.0)	(9.5)	(2.3)
Debt refinancing costs, net of tax	--	--	--	9.9

Net earnings before the above items	$51.1	$54.3	$286.1	$237.5

Per basic share before the above items (a)	$0.46	$0.49	$2.58	$2.13

Per diluted share before the above items (a)	$0.45	$0.48	$2.52	$2.08

(a)     Per share amounts have been retroactively restated for the two-for-one stock split on August 23, 2004.

Ball’s management segregates the above items related to closed facilities and debt refinancing to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statement of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings.

3.  Equity in Results of Affiliates

A $15.2 million loss (13 cents per diluted share) was recognized in the fourth quarter pertaining to an allowance for doubtful accounts recorded in a minority-owned PRC joint venture.

4.  Free Cash Flow

Management internally uses a free cash flow measure (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is typically derived directly from the company’s cash flow statements and defined as cash flows from operating activities less additions to property, plant and equipment; however it may be adjusted for items that affect comparability between periods. An example of such an item excluded in 2003 is the $138.3 million withholding tax payment liability assumed in the acquisition of Ball Packaging Europe in December 2002. Because the seller paid the cash into the company prior to the acquisition to fund this payment, which was not made until January 2003, we believe this is not a comparable free cash outflow of the company as this cash outflow was funded by the seller. Therefore, we exclude it from our 2003 free cash flow measure. Cash flow from operating activities is the most comparable GAAP term to free cash flow and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Free cash flow in 2004 amounted to $340 million, slightly less than the forecasted amount of $350 million. This is primarily due to receivables and inventories in our North American packaging business being higher than planned. Free cash flow in 2003 amounted to $365.1 million, excluding the $138.3 million adjustment discussed above.